EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING ON SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing on Schedule 13D.  Such transactions involved the sale of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
5/31/20111	Sale	$8.5318	133567
6/13/20112	Sale	7.2963	6819
6/14/20113	Sale	7.5509	6000
6/17/2011	Sale	8.50	300
6/20/20114	Sale	8.3784	23800
6/21/20115	Sale	8.3945	31000
6/22/20116	Sale	8.3985	18600
6/23/20117	Sale	8.3732	157900
6/24/20118	Sale	9.1028	97225
6/27/20119	Sale	9.1219	17813
6/28/201110	Sale	9.2027	21000

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1 This transaction was executed in multiple trades at prices ranging from $8.50 - 8.60.
2 This transaction was executed in multiple trades at prices ranging from $7.27 - 7.35.
3 This transaction was executed in multiple trades at prices ranging from $7.43 - 7.60.
4 This transaction was executed in multiple trades at prices ranging from $8.25 - 8.51.
5 This transaction was executed in multiple trades at prices ranging from $8.35 - 8.45.
6 This transaction was executed in multiple trades at prices ranging from $8.25 - 8.42.
7 This transaction was executed in multiple trades at prices ranging from $8.25 - 8.45.
8 This transaction was executed in multiple trades at prices ranging from $8.62 - 9.33.
9 This transaction was executed in multiple trades at prices ranging from $9.00 - 9.20.
10 This transaction was executed in multiple trades at prices ranging from $9.14 - 9.26.